UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2009

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 1, 2009, in connection with the entry into an Agreement and Plan of Merger on June 30, 2009, pursuant to which Neuromed Pharmaceuticals, Inc. ("Neuromed") will become a wholly owned subsidiary of CombinatoRx, Incorporated (the "Company"), the Company's Board of Directors committed to a restructuring plan that will result in a workforce reduction of 20 employees, or approximately 36% of the Company's workforce. The restructuring is a result of continuing a strategic realignment of the Company to focus its efforts on continuing its funded drug discovery and conserving capital in connection with a potential merger transaction with Neuromed. Employees directly affected by the restructuring plan will be provided with severance payments and outplacement assistance. The Company expects to complete the restructuring by the third quarter of 2009.

As a result of the restructuring plan, the Company plans to record a one-time restructuring charge of between approximately $2.6 million and $2.8 million in the third quarter of 2009, primarily representing cash payments for severance and other personnel-related expenses. Severance payments will be paid out during the third quarter of 2009 and will continue into the first quarter of 2010. The restructuring charge that the Company expects to incur in connection with the restructuring is subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Item 5.02. Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) As part of the Company's reduction in workforce, Mr. John Randle, Senior Vice President, Commercial Development, will no longer be employed by the Company, effective July 1, 2009. In connection with Mr. Randle's termination of employment, as required by Mr. Randle's existing employment and retention agreements with the Company, the Company has agreed  to provide Mr. Randle with the following termination benefits: a single lump sum cash severance payment of $291,748, a single lump sum cash retention payment of $75,000, continuation of healthcare benefits for 12 months and accelerated vesting of his outstanding stock options.

Item 8.01. Other Items.

As disclosed in Item 2.05 above, on July 1, 2009, in connection with the entry into an Agreement and Plan of Merger on June 30, 2009, the Company's Board of Directors committed to a restructuring of the Company's workforce.

Forward Looking Statements

Statements in this report regarding Company's restructuring plan and any other statements about CombinatoRx management's future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing "believes," "anticipates," "plans," "expects," "may," "will," "would," "intends," "estimates" and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including the factors described in the CombinatoRx Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC, and in other filings that CombinatoRx makes with the SEC from time to time. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, CombinatoRx's actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition, the statements in this document reflect the expectations and beliefs of CombinatoRx as of the date of this document. CombinatoRx anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while CombinatoRx may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. The forward-looking statements of CombinatoRx do not reflect the potential impact of any future dispositions or strategic transactions, including the Merger, that CombinatoRx it may undertake. These forward-looking statements should not be relied upon as representing CombinatoRx's views as of any date after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CombinatoRx, Incorporated
	By:	/s/Jason F. Cole
Jason F. Cole
Senior Vice President and General Counsel

Date: July 1, 2009